APPENDIX A


RESOLVED,  that the  Certificate  of  Incorporation  be  amended by adding a new
Article 11 thereto, said new Article 11 to be and read in its entirety as follows:

     "11. Upon the effectiveness of this amendment to the Certificate of Incorporation pursuant to the Delaware General Corporation Law, the Board of Directors of the Corporation shall be divided into three classes, designated Class I, Class II and Class III, which at all times shall be as nearly equal in number as possible, as determined by the Board of Directors. The term of office of the initial Class I Directors shall expire at the Annual Meeting of Stockholders next succeeding the date on which this amendment to the Certificate of Incorporation becomes effective as provided above, the term of office of the initial Class II Directors shall expire at the Annual Meeting which the term of office of the initial Class I Director expires, and the term of office of the initial Class III Directors shall expire at the Annual Meeting of Stockholders next succeeding the Annual Meeting at which the term of office of the initial Class II Directors expires. The appointment of incumbent Directors to the Board of Directors Classes, I, II and III at the time of the effectiveness of this amendment to the Certificate of Incorporation pursuant to the Delaware General Corporation Law shall be by a resolution adopted by a majority of the Stockholders entitled to vote in an election of directors. At each Annual Meeting of Stockholders following such initial classification and election, Directors elected to succeed those whose terms expire at the time of such meeting shall be elected to hold office until the third succeeding Annual Meeting of Stockholders after their election. In the event of any increase in the number of Directors of the corporation, the additional Directors shall be classified so that all classes of Directors shall be increased equally as nearly as possible. Each Director shall hold office until his or her successor is elected and qualified, or until his or her earlier resignation or removal. Directors need not be Stockholders."